Exhibit 99.1


                            FOR IMMEDIATE RELEASE

                      HALLMARK FINANCIAL SERVICES, INC.
                     FIRST QUARTER 2004 EARNINGS RESULTS

 FORT WORTH, Texas, (May 11, 2004) - Hallmark Financial Services, Inc. today reported operating results for the first quarter of fiscal 2004. Net income before extraordinary gain for the quarter ended March 31, 2004, increased 250% to $1.4 million, or $0.04 per diluted share, as compared to net income before extraordinary gain of $0.4 million, or $0.04 per diluted share, for the same period in 2003. Total net income for the first quarter of fiscal 2004 was $1.4 million, or $0.04 per diluted share, as compared to $8.6 million, or $0.75 per diluted share for the quarter ended March 31, 2003. Total revenues were $15.8 million for the quarter ended March 31, 2004, as compared to $18.7 million for the first quarter ended March 31, 2003.

 The extraordinary gain in the first quarter of fiscal 2003 related to the acquisition of Phoenix Indemnity Insurance Company ("Phoenix"). Hallmark's weighted average shares outstanding increased to 36.6 million diluted shares during the first quarter of fiscal 2004, compared to 11.4 million diluted shares during the first quarter of fiscal 2003, primarily as a result of a successful shareholder rights offering completed in the third quarter of fiscal 2003.

 "We are pleased to report the highest quarterly operating earnings in the Company's history this quarter. Our results reflect benefits achieved through ongoing initiatives directed at improving performance as well as strong market conditions," stated Mark E. Schwarz, Chief Executive Officer. "Current rate levels and anticipated loss trends continue to generate improvement in the overall margins in our businesses. The successful integration of the Phoenix operations, more stringent underwriting guidelines and the refocusing of the business efforts on profitable independent agency relationships have resulted in increased profitability in our personal lines segment, despite the anticipated decline in premium production and policies in-force. In the commercial segment, business retention has improved over prior years, rate increases have continued at a moderating level and new business growth has been slightly lower than in previous quarters, resulting in increases in premium production and total revenue of 12.8% and 17.6%, respectively, over the same quarter last year."

 Hallmark Financial Services, Inc. engages primarily in sale of property and casualty insurance products. The Company's business involves marketing, underwriting and premium financing of non-standard personal automobile insurance primarily in Texas, Arizona and New Mexico, marketing commercial insurance primarily in Texas, New Mexico, Idaho, Oregon and Washington, third party claims administration, and other insurance related services. The Company is headquartered in Fort Worth, Texas and its common stock is listed on the American Stock Exchange under the symbol "HAF.EC".

 Forward-looking statements in this Release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, interest rate trends, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company's periodic report filings with the Securities and Exchange Commission.

                   For further information, please contact:
          Mark J. Morrison, Chief Financial Officer at 817.348.1600
                             www.hallmarkgrp.com
                             -------------------

              HALLMARK FINANCIAL SERVICES, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (Unaudited)
                   (In thousands, except per share amount)

                                                        Three Months Ended
                                                             March 31
                                                     ------------------------
                                                        2004          2003
                                                     ----------    ----------
 Gross premiums written                             $     8,753   $    21,915
 Ceded premiums written                                      24        (8,398)
                                                     ----------    ----------
   Net premiums written                                   8,777        13,517
   Change in unearned premiums                             (513)       (1,015)
                                                     ----------    ----------
   Net premiums earned                                    8,264        12,502

 Investment income, net of expenses                         279           194
 Finance charges                                            547         1,089
 Commission and fees                                      5,195         3,350
 Processing and service fees                              1,480         1,308
 Other income                                                 8           277
                                                     ----------    ----------
    Total revenues                                       15,773        18,720

 Losses and loss adjustment expenses                      5,227         8,890
 Other operating costs and expenses                       8,439         8,770
 Interest expense                                            24           443
 Amortization of intangible asset                             7             7
                                                     ----------    ----------
   Total expenses                                        13,697        18,110

 Income before income tax and extraordinary gain          2,076           610

 Income tax expense                                         664           207
                                                     ----------    ----------
 Income before extraordinary gain                   $     1,412   $       403
 Extraordinary gain                                           -         8,152
                                                     ----------    ----------
 Net income                                         $     1,412   $     8,555
                                                     ==========    ==========

 Basic earnings per share:
   Income before extraordinary gain                 $      0.04   $      0.04
     Extraordinary gain                                       -          0.73
                                                     ----------    ----------
     Net income                                     $      0.04   $      0.77
                                                     ==========    ==========
 Diluted earnings per share:
   Income before extraordinary gain                 $      0.04   $      0.04
     Extraordinary gain                                       -          0.71
                                                     ----------    ----------
     Net income                                     $      0.04   $      0.75
                                                     ==========    ==========